Catapult Communications Corporation
                              List of Subsidiaries

Catapult Communications Limited
1 Lansdowne Court, Bumpers Way
Chippenham SN14 6RZ, England

Catapult Communications K.K.
Int's Nakano Bldg. 8F
3-33-3 Nakano
Nakano-ku, Tokyo 164-0001
Japan

Catapult Communications International Limited
Wilton Place, Dublin 2, Ireland